BB&T VARIABLE INSURANCE FUNDS
(THE TRUST)


BB&T LARGE CAP GROWTH VIF

Joint Special Meeting of Shareholders
February 7, 2007
4:00 P.M. (Eastern Time)

I, Curtis Barnes, duly appointed and
qualified to act as the Inspector of
Election in connection with the tabulation of the shareholder votes rendered at the Special Meeting of Shareholders of the BB&T
Large Cap Growth VIF (the Fund) held at the offices of BISYS Fund Services, 100 Summer
Street, Suite 1500, Boston, Massachusetts, on February 7, 2007, at 4:00 p.m. as adjourned from its originally scheduled date of January 24, 2007 (the Special Meeting), do hereby certify as follows:

1. That the transfer agent determined the number of shares of beneficial interest outstanding on each Funds records as of the close of business on November 29, 2006, the number of shares represented at the Special
Meeting, and the authenticity, validity and effectiveness of proxies, and counted and tabulated all proxies; that I determined the existence of a quorum with respect to each Fund and the result of the Proposals submitted to shareholders at the Special
Meeting and did such acts as were proper to conduct the vote with fairness to all shareholders; and that I performed my duties impartially and in good faith.

2. The total number of shares of beneficial interest of the Funds entitled to vote at the Special Meeting were as follows:

BB&T Large Cap Growth VIF	1,284,835.70

The number of shares of beneficial interest of the Fund represented in person or by proxies received with respect to the Special
Meeting and not revoked at or prior to the Special Meeting were as follows:

Fund
BB&T Large Cap Growth VIF

Shares Present In Person  or By Proxy
1,284,835.70

Percentage of Shares Outstanding
100.00%


The number of shares of beneficial interest of the Fund present at the Special Meeting and the manner in which they were cast at the Special Meeting were as follows:

Proposal 1:

To consider and act upon an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the BB&T
Large Cap Growth VIF to the BB&T Large Cap
VIF in exchange for Shares of the BB&T Large
Cap VIF and the assumption by the BB&T Large
Cap VIF of all of the liabilities of the BB&T Large Cap Growth VIF, followed by the dissolution and liquidation of the BB&T
Large Cap Growth VIF and the distribution of Shares of the BB&T Large Cap VIF to the shareholders of the BB&T Large Cap Growth
VIF.


	No. of Shares	% of Outstanding
				Shares
FOR:	1,100,442.08	86.65%
AGAINST:	49,835.20	3.88%
ABSTAINING:	134,558.42	10.47
TOTAL:	1,284,835.70	100.00%

Proposal 2:

To transact such other business as may
properly come before the Meeting or any
adjournment thereof.

	No. of Shares	% of Outstanding
                             Shares
FOR:	1,066,467.31	83.00%
AGAINST:	60,759.80	4.73%
ABSTAINING:	157,608.59	12.27
TOTAL:	1,284,835.70	100.00%


3.	That the results above represent the
required affirmative vote of a majority of the outstanding voting securities of the Fund, as that term is defined in the Investment Company Act of 1940.

IN WITNESS WHEREOF, the undersigned has
executed this Certificate as of the 7th day of February, 2007.


/s/Curtis Barnes
Curtis Barnes, Inspector